Exhibit 99.1

Contacts:

Tripos, Inc.

John P. McAlister

President and Chief Executive Officer

(314) 616-4437

johnmc@tripos.com

(Media only)

Waggener Edstrom Worldwide

Bioscience and Healthcare Practice

Lisa Osborne

Account Director

(202) 326-0793

lisao@waggeneredstrom.com

For Immediate Release

July 5, 2007

Tripos Receives Notice of Nasdaq Delisting Determination;

Over-the-Counter Trading to Continue

ST. LOUIS — July 5, 2007 — Tripos, Inc. (NASDAQ: TRPS), today announced that the company was notified on July 3, 2007, by the Nasdaq Listing Qualifications Department that the Nasdaq Listing Qualifications Panel has determined that Tripos’ common stock will be delisted from The Nasdaq Global Market effective with the opening of business on Friday, July 6, 2007.

As previously disclosed, the Nasdaq Listing Qualifications Department had determined that the company was not in compliance with the shareholders’ equity and market capitalization requirements for continued listing. Furthermore, following the recent sale of Tripos’ Discovery Research Sales and Services Business, Tripos is deemed to be a “public shell” and therefore not eligible for continued listing on The Nasdaq Global Market.

Tripos has been advised that bid/ask quotations for its common stock will be made on the Over-the-Counter Bulletin Board® maintained by the NASD following the withdrawal of its securities from The Nasdaq Global Market. In addition, Tripos’ common stock will continue to be eligible for quotation on the Pink Sheets, an electronic quotation service for securities traded over the counter.

General

This press release contains forward-looking statements concerning, among other things, the company’s future prospects, including: (1) the company’s ability to satisfy its creditors out of the proceeds of the sales of its assets and other available resources; (2) the extent of and uncertainties associated with the company’s ability to offset corporate tax liabilities on the sale of assets through the utilization of net

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Tripos Receives Notice of Nasdaq Delisting Determination; Over-the-Counter Trading to Continue	Page 2

operating loss carryforwards; and (3) the company’s ability to distribute any remaining cash to its stockholders. These statements are based upon numerous assumptions that the company cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the company’s filings with the Securities and Exchange Commission (the “SEC”), including, without limitations, those factors set forth in the company’s Form 10-K for the fiscal year ended Dec. 31, 2006, and from time to time in the company’s periodic filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Tripos and the Tripos logo are registered trademarks of Tripos, Inc., and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.